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                                                                    EXHIBIT 23.1

                              Consent of KPMG LLP


The Board of Directors and Stockholders
Navigant Consulting, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of Navigant Consulting, Inc. of our reports dated February 19, 2001, relating to the consolidated balance sheets of Navigant Consulting, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which reports appear in the December 31, 2000 annual report on Form 10-K of Navigant Consulting, Inc.

/s/  KPMG LLP

Chicago, Illinois
April 27, 2001